Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 15 to Registration Statement No. 811-21667 of the Investment Company Act of 1940 on Form N-1A of our report dated October 15, 2007 relating to the financial statements and financial highlights of Fidelity Central Investment Portfolios LLC, including Fidelity Specialized High Income Central Fund, appearing in the Annual Report on Form N-CSR of Fidelity Central Investment Portfolios LLC, for the year ended August 31, 2007 and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP
Boston, Massachusetts
October 30, 2007